Exhibit 99.1

News Release

MasterCard Announces Annual Meeting Results

Stockholders Approve All Proposals and Elect Board of Directors

Purchase, NY, July 18, 2006 - MasterCard Incorporated (NYSE:MA) today announced the results of its Annual Meeting of Stockholders, held earlier today at the company’s global headquarters in Purchase, NY. Holders of the company’s Class A common stock elected eight Class A Directors, approved the 2006 Non-Employee Director Equity Compensation Plan and ratified the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for 2006.

Addressing stockholders, MasterCard President and Chief Executive Officer Robert W. Selander said that although the company celebrates its 40th anniversary this year, it is in many ways a new company, with a strategy and new structure that differentiate it within the payments industry, enhance its competitiveness and pave the way for growth fueled by powerful market trends in global commerce.

“Armed with a unique business model — as a franchisor, processor and advisor— we are helping build a powerful web of economic connections, drive profitable growth for our customers and deliver value to our stockholders,” Selander said

“Today, we are at the core of the dynamic global payments industry,” the MasterCard CEO told stockholders. “By leveraging our unified global organization, advanced transaction processing network, powerful brand and our ability to provide our customers with unique payment solutions, we have, more than ever, the ability to displace paper-based forms of payment by bringing the benefits of electronic payments to every corner of the world.”

In addition to Mr. Selander, the following Class A Directors were elected to MasterCard’s Board of Directors:

•	David R. Carlucci

Chairman, President and Chief Executive Officer, IMS Health, Inc.

•	Manoel Luiz Ferrao de Amorin

Managing Director of the Residential Business Unit, Telefonica International S.A.

•	Bernard S. Y. Fung

Chairman and Chief Executive Officer, Aon Asia Pacific Region

-more-

MasterCard Worldwide – Page 2

MasterCard Announces Annual Meeting Results

•	Richard Haythornthwaite

Managing Director, Star Capital Partners

•	Marc Olivie

President and Chief Executive Officer, the Agfa-Gevaert Group

•	Mark Schwartz

Former Senior Advisor to George Soros and President and Chief Executive Officer, Soros Fund Management LLC

•	Edward Su-ning Tian

Chief Executive Officer and Chairman of the Board of Directors, China Netcom Group Corporation (Hong Kong) Ltd.

In addition, holders of the company’s Class M common stock elected Norman C. McLuskie, former chairman, Retail Direct of the Royal Bank of Scotland Group, to serve as a Class M director of MasterCard. The European class M shareholders elected the 17 members of the European Board named in the company’s proxy statement. McLuskie, as the Europe Class M member of the MasterCard Board, also serves on the European Board.

About MasterCard Incorporated

MasterCard Incorporated advances global commerce by providing a critical economic link among financial institutions, businesses, cardholders and merchants worldwide. As a franchisor, processor and advisor, MasterCard develops and markets payment solutions, processes close to 14 billion transactions each year, and provides industry-leading analysis and consulting services to financial institution customers and merchants. Through its family of brands, including MasterCard®, Maestro® and Cirrus®, MasterCard serves consumers and businesses in more than 210 countries and territories. For more information go to www.mastercard.com.

###

Media Relations Contact: Sharon Gamsin, sgamsin@mastercard.com, 1-914-249-5622

Investor Relations Contact: Barbara Gasper, investor_relations@mastercard.com, 1-914-249-4565